Exhibit 5.2

E: lou@bevilacquapllc.com

T: 202.869.0888

W: bevilacquapllc.com

June 30, 2023

The RoyaLand Company Ltd.

Clarendon House, 2 Church Street

Hamilton, Pembroke, HM11

Bermuda

Re: Securities Being Registered Under Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as United States counsel to The RoyaLand Company Ltd., an exempted company incorporated in Bermuda with limited liability (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of (i) the proposed underwritten public offering of 1,437,500 class B common shares with a par value of $0.0002 each (collectively, the “Class B Common Shares”), including 187,500 Class B Common Shares that may be issued upon the full exercise of the underwriters’ over-allotment option, (ii) warrants to purchase 100,625 Class B Common Shares (the “Underwriter’s Warrants”), including 13,125 Class B Common Shares that may be purchased upon the full exercise of the underwriters’ over-allotment option, issuable to the representative of the underwriters of such offering or its designees, (iii) the Class B Common Shares issuable upon exercise of the Underwriter’s Warrants, and (iv) an aggregate of 2,790,000 Class B Common Shares held by the selling shareholders listed in the Registration Statement, pursuant to a Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being given in accordance with the Legal Matters section of the Registration Statement, as it pertains to the portions of New York law set forth below. This opinion does not cover the authorization and valid issuance or execution and delivery of the Class B Common Shares or Underwriter’s Warrants under Bermuda law, which are the subject of opinion of other counsel.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed (i) the legal capacity of all natural persons executing documents, (ii) the genuineness of all signatures, (iii) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents submitted to us as certified, conformed or reproduced copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. We have also assumed that the persons identified as officers of the Company are actually serving in such capacity and that the Registration Statement will be declared effective. In our examination of documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2 June 30, 2023

Based upon and subject to the foregoing, we are of the opinion that, assuming the Underwriter’s Warrants have been duly authorized, executed and delivered by the Company in accordance with the laws of Bermuda, when the Registration Statement becomes effective under the Securities Act, and when such Underwriter’s Warrants are duly executed and authenticated in accordance with their terms and issued and delivered, as contemplated by the Registration Statement and the underwriting agreement by and between the Company and the representative of the underwriters, such Underwriter’s Warrants will constitute the valid and legally binding obligations of the Company, enforceable in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Underwriter’s Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion expressed herein is limited to the laws of the State of New York. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state other than the State of New York. The opinion expressed herein is based upon the law of the State of New York in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should such law be changed by legislative action, judicial decision, or otherwise. Except as expressly set forth in our opinion above: (i) we express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and (ii) we express no opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as the Company’s United States counsel and to all references made to us in the Registration Statement and in the prospectuses forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Bevilacqua PLLC
Bevilacqua PLLC